Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Earth Technologies, Inc. to Present at Noble Financial CapitalConference

CELEBRATION, FL, January 17, 2012  -- Green Earth Technologies, Inc. (OTC Bulletin Board: GETG.OB - News), a leading manufacturer and marketer of "green" environmentally safer consumer packaged goods and products, announced today that its President and Chief Marketing Officer, Jeffrey Loch will present at BOCEM - Noble Financial Capital Markets’ Eight Annual Equity Conference at the Hard Rock Hotel in Hollywood, Florida, on Wednesday, January 18, 2012, 11:00AM Eastern Time.

 Mr. Loch will discuss the latest company strategies and initiatives. The conference presentation is expected to be available on the company's web site. To view this presentation and access the most updated investor information, please visit Green Earth Technologies' web site at www.getG.com.

ABOUT GREEN EARTH TECHNOLOGIES

Green Earth Technologies produces G-branded superior performing green products made with American-grown base oils that utilize the power of nanotechnology to deliver environmentally friendly products with no compromise; meaning that consumers can now "do their part" without having to give up performance or value. "Save the Earth - Sacrifice Nothing®" is the Company's tagline. The "G" family of products include G-OIL®, G-MARINE™, G-FUEL™, G-WASH™, G-GLASS™, and G-CLEAN™, and are offered in a wide range of automotive, outdoor power equipment and household performance and cleaning categories. G.E.T. products are now readily available on the internet at Amazon.com as well as at a variety or retailers and lube centers, including: The Home Depot, Wal-Mart Stores Inc., Menards, Strauss Auto Stores, Canadian Tire Corp. (CTC), Fred Meyer, Kroger, Albertson's, Giant, Shop Rite, VIP, National Auto Stores, Do It Best, Lex Brodie's Tire Company, Honest One and participating ACE & True Value dealers. Please visit www.getG.com for the latest news and in-depth information about GET and its brands.

ABOUT NOBLE FINANCIAL

Noble Financial Capital Markets was established in 1984 and is an equity research driven, full-service, investment banking boutique focused on small-cap, emerging growth companies. The company has offices in New York, Boston, New Jersey, Philadelphia, Los Angles, St Louis, and Boca Raton. In addition to non-deal road shows and sector-specific conferences throughout the year, Noble Financial hosts its large format annual equity conference in January in South Florida featuring 120 – 150 presenting companies from across North America and total attendance of close to 600. For more information: www.noblefcm.com

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Capital Market Advisory Contact:	PR Contact:
Chris Schreiber	John Love
cs@taglichbrothers.com	John@emcstrategic.com
917-445-6207	313-506-2114